Exhibit 8.1 (b)

List of Grindrod Shipping Holdings Ltd. Subsidiaries(1)

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Comshipco Schiffahrtsagentur GmBH	Germany

Grindrod Maritime LLC (formerly known as York Maritime Holdings. V. LLC)	Marshall Islands

Grindrod Shipping Pte. Ltd.	Singapore

Grindrod Shipping Services UK Limited	United Kingdom

Grindrod Shipping Services Hong Kong Limited	Hong Kong

Grindrod Shipping (South Africa) (Pty) Ltd	South Africa

IM Shipping Pte. Ltd.	Singapore

Island Bulk Carriers Pte. Ltd.	Singapore

IVS Bulk Pte. Ltd.	Singapore

IVS Bulk 475 Pte. Ltd.	Singapore

IVS Bulk 541 Pte. Ltd.	Singapore

IVS Bulk 543 Pte. Ltd.	Singapore

IVS Bulk 545 Pte. Ltd.	Singapore

IVS Bulk 554 Pte. Ltd.	Singapore

IVS Bulk 603 Pte. Ltd.	Singapore

IVS Bulk 609 Pte. Ltd.	Singapore

IVS Bulk 611 Pte. Ltd.	Singapore

IVS Bulk 612 Pte. Ltd.	Singapore

IVS Bulk 709 Pte. Ltd.	Singapore

IVS Bulk 712 Pte. Ltd.	Singapore

IVS Bulk 1345 Pte. Ltd.	Singapore

IVS Bulk 3693 Pte. Ltd.	Singapore

IVS Bulk 3708 Pte. Ltd.	Singapore

IVS Bulk 3720 Pte. Ltd.	Singapore

IVS Bulk 5855 Pte. Ltd.	Singapore

IVS Bulk 5858 Pte. Ltd.	Singapore

IVS Bulk 7297 Pte. Ltd.	Singapore

IVS Bulk 10824 Pte. Ltd.	Singapore

Unicorn Tankers (International) Ltd	British Virgin Islands

(1)	Excludes 23 dormant or otherwise inactive subsidiaries, four of which are incorporated in the British Virgin Islands (of which three have Unicorn Tankers International Ltd as the parent company), 18 of which are incorporated in Singapore, and one of which is incorporated in South Africa.